This Confidential Memorandum of Terms
Ref #: 040220100217

Is being issued by:
Mr. John Correnti, CEO
MVP Holdings Corp ("Company")
99 John St. #223
New York, NY 10038
Phone: 1-212-962-2100
Website: www.mvpfinancial.com
Public Market: TBD
Symbol: TBD
Cusip#: TBD

To:
Investors listed in Exhibit A

This is an offer to sell securities of MVP Holdings Corp ("Company") to the Investor(s). This Memorandum of Terms is conditional on completed Due Diligence meeting the satisfaction of the Investor(s), obtaining appropriate legal opinions and signing of completed offering documents ("Closing Documents" as also described in Section II.7). This document will be followed by appropriate offering documents and other agreements between the parties should this full sales offer be committed to.

THE OFFER AND SALE OF THE CONVERTIBLE PREFERRED SHARES AND WARRANTS ("UNITS") DESCRIBED HEREIN ARE NOT BEING ISSUED UNDER A REGISTRATION THROUGH THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THROUGH REGISTRATION WITH ANY STATE'S SECURITIES ACTS, BUT ARE BEING ISSUED IN RELIANCE UPON AVAILABLE EXEMPTIONS FROM SUCH ACTS' REGISTRATION REQUIREMENTS. UNITS PURCHASED HEREUNDER MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON SALE, TRANSFER, HYPOTHECATION OR OTHERWISE. THESE UNITS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NO SUCH COMMISSION HAS PASSED UPON OR ENDORSED THE MERITS OF THESE UNITS OR THE ACCURACY OR ADEQUACY OF THE MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED. CHANGES IN INFORMATION OCCURRING AFTER THE DATE OF THIS MEMORANDUM ARE NOT NECESSARILY REFLECTED HEREIN. PURCHASE OF THESE UNITS INVOLVES A HIGH DEGREE OF RISK.

US NOTICE: Any dissemination of these possible terms to the general public, distribution within the borders of the United States of America, distribution to United States citizens abroad, or to other funding or investment sources could void any exemptions for Private Placement status under US Securities Law. The Company and Investor(s) agree that no public announcements or dissemination of any information to any source other than the Company, the Advisor, the Intermediary or the Investor(s) without an opinion from legal counsel attesting that such announcement or dissemination will not void the private placement exemption or violate Regulation D, Section 4(2) or Section 5 of the Securities Acts of the U.S.. This offer would be an "All or None" offering. Should the full offering not be committed to, this offer would be rescinded and any terms become null and void.

Section I. Investment Assumption & Definitions
1. Investment Assumptions:
Company:	MVP Holdings Corp
Anticipated Closing Date:	To be determined.
Current Capital Structure:	(See Exhibit B)
Pre-Money Valuation:	$ 4,697,253
Share Consolidation Necessary:	None

Additional Assumptions:
1. If any consolidation or split of shares is contemplated by this agreement, the terms, prices and amounts listed in Sections II through V are to be considered post share adjustment.
2. Class of Security and Series of Security shall be defined in terms of their Share Attributes, and unless specified as a Series of a Class of Share, shall encompass the whole Class of Securities.
3. Ownership percentages, save for the final Share structure, are calculated on the issued and outstanding at the time of calculation and not on a fully diluted basis. The Final Share structure is calculated on the fully diluted basis.

2. Definitions:
Breakout: That separation of cash transfer from the Cash Account to the Working Account following attainment of all requirements for such Breakout.

Cash Account: That account with the Intermediary in the name of the Company which Investor(s) cash was delivered and such cash distribution to the Working Account is managed by the Intermediary.

Close: That statement by the Intermediary which formally puts the investment into effect following: receipt by Intermediary of all Investor(s) cash, all Company shares to be purchased (Fully registered or with an exchange agreement) and all signatures on all documents required to prove full agreement to the terms of the investment.

Corporate Undertaking: That letter to the Intermediary stating that the Company has delivered all necessary documents and taken all necessary corporate actions and requesting that the Intermediary close the transaction.

Intermediary: That institution responsible for closing, managing and monitoring the Cash Breakouts and the Use Of Proceeds ("UOP") through the Account Management Agreement ("AMA").

Investor(s): Refers to any and all purchasers of this offering.

Offering Documents: The Unit Subscription Agreement ("USA"), detailing the sale of securities, the Account Management Agreement ("AMA") and any additional agreements necessary to complete the transaction. The AMA details the instructions for the Intermediary to manage the distribution of assets and monitor the milestones and requirements.

Unit: That combination of Convertible Preferred Shares (Convertible to Common Shares) and Warrants to purchase additional Common Shares which encompass the securities of the transaction.

(Assumptions Continued)

Use of Proceeds: That capital inflow and outflow which includes the utilization of the capital from this offering to create valuation.

Workout: That period where each Breakout is delivered from the Company Cash Account to the Company Working Account. Workouts assess deliverable Breakout Cash as per Market metrics as described in Section II.5. The Intermediary will monitor and account for those requirements necessary to calculate the release amounts during each Workout.  A Workout is a maximum 30 calendar day, minimum 20 day market trading period.

Working Account: That domestic unrestricted account designated by the Company for cash to be distributed for use by the Company following attainment of Breakout, Workout and Business Milestone requirements.

Workout Period: A Workout Period is 30 days. If the Workout is not fully delivered during the current Breakout Period, additional Workout Periods, each of 30 days, would be employed.

Section II. Investment
1. Offer Terms:
This is an offer to sell securities through a private placement of capital into Units of Convertible Preferred Shares (Convertible into Common Shares at the rate established in Figure 1.) and Warrants for Common Shares of the Company. This Private Placement will rely upon the US Securities Act of 1933 Sections 3(b) or 4(2) for its structure and on Regulation D for its exemption from registration. An S-1 registration or registrations to register the shares of this offering would be required. Investor(s) will purchase that number of "Units" of securities as detailed in their signature block. Each Unit shall be comprised of that number of Convertible Preferred Shares and Warrants as described in Figure 1:

Figure 1. (Unit Structure)

Notes:
1.           Assumes current outstanding common, common for first 6 Breakouts and VAM for first2 quarters. Discussion with counsel is advised.
2.           Includes all equity and warrants and assumes no sales of shares by Investors.
3.           Each warrant carries the right to purchase 1 registered common share. Each Unit carriesthe rights to purchase that amount of registered common shares in those amounts and atthose prices as specified in Section III Figure 8, Column 2 and 3.

2. Investment Close:
Investor(s) cash will be placed into an account with an Intermediary of Investor(s) choosing. The Company will deposit the Units of Convertible Preferred Shares and Warrants in certificate form with the Intermediary. Once all closing items have been executed and are in place, the Intermediary will transfer the Investors cash to the account of the Company with the Intermediary, (the "Cash Account"), and will deposit the share certificates in each Investor(s) account (the "Close").

3. Registration:
Following Close, the Company will perform a shareholder Registration of the underlying shares as described in Figure 1 "Common to Register", see note 1, no later than the time frame requested in Section IV.10 under Item "Registration". Additional Registrations to cover the remaining underlying common will later be filed to provide continuity to the Breakout Schedule found in II.4 below.

4. Cash Breakouts:

Once those requirements detailed in this Section II.2-3 have been accomplished, apportioned "Breakouts" of cash from the Cash Account would be made to the Company's Working Account. These Breakouts of cash are divided according to the Use of Proceeds (UOP). The total offering is divided into 36 Breakouts of Cash as described in Figure 2. Breakouts must always be delivered in numerical order.

Figure 2. (Breakout Detail)

(Section II.4 Continued)
In order for a Breakout to commence, conversion of that Breakout's Preferred Shares to freely traded Common Shares must have previously occurred and those shares must be on deposit with the Intermediary. Conversion is completed once deposit and clearance of the underlying free trading common shares into electronic street form is verified by the Intermediary. This conversion may require additional paperwork from the Company and opinions from the Company's attorney's.

(All Invested Amounts would be subject to deductions of account management and Investor(s) expenses (Including legal, accounting, account management, wire, transfer and bank fees) and payments prior to transfer from the Company's capital account to their working funds account. Any transfers of capital would have wire and or check costs and fees deducted from them. These transfer fees may vary depending on the size and destination of the transfer.)

5. Breakout Market Metric Requirements:
Volume of sales at or above the Minimum Bid Price will release cash from the account. Figure 3 lists each Breakouts Minimum Bid Price and the Release Volume, (the total volume at or above the Minimum Bid Price necessary to release 100% of the Breakout), which Breakout cash amounts were previously shown in Figure 2.

Figure 3. (Market Metric Requirements)

6. Breakout Workout Provision:
Each Breakout may be divided up into 1 or more Workouts to divide the accounting periods into 30 calendar day, (Minimum 20 trading day), periods. Breakouts of cash will be Worked Out, (the "Workout"), of the Cash Account as price and volume meeting or exceeding the market metrics found in Figure 3 occur. Should the price or volume be lacking so as not to deliver the full Breakout of cash, the Breakout may utilize as many Workout periods as is necessary to fully deliver the Breakout Cash Amount. Each Workout will begin as soon as the previous Workout schedule is exhausted.

Should a Workout fully account for full delivery of the Breakout Cash Amount prior to the maximum calendar or trading days, the next Breakout would start the following trading day provided that all items necessary to start such Breakout as described in Section II.3, Section II.10-11 and any items called for in the Closing Documents, have previously been completed.

Breakout Cash Workout metrics will be accounted as follows:

Accountable Volume = Total Trading Volume above Bid Price during 30 day period
Accountable Volume X 15% = Available Uncovered Shares
Available Uncovered Shares ÷ Breakout Common Shares = Share Release %
Share Release % X Breakout Cash Amount = Workout Release Cash

So if given the following theoretical parameters the release for a theoretical Workout Period would be as follows:

Figure 4. (Theoretical Workout for Breakout 1)

7. Breakout Price Workout:
Price Workout for Bid pricing greater than Breakout minimum Bid price
In the event the Average Bid Price, defined as a bid where shares are traded and where the cumulative bid prices are averaged daily, is greater than 130% of the Breakout Minimum Bid Price metric, as described in Section II.5 Figure 3, the Average Bid Price will adjust the Breakout Common Share volume metric requirement as follows:

Breakout (Workout) Cash Amount ÷ Avg. Bid Price = Breakout Common Shares

This Breakout Common Share metric adjustment does not impact the actual shares purchased by the Investor(s) for that Breakout, which will remain at their original amount as described in Section II.4 Figure 2.

Price Workout for pricing less than Breakout minimum Bid price
A pool of additional shares would be deposited with the Intermediary to be held for use as the Pricing Workout Pool, (the "PWP"). The PWP would provide additional shares to make up additional shares necessary in the event pricing does not meet the expected levels. The existence of the PWP will allow the offering to go ahead in a smooth and timely manner.

(Section II.7 Continued)
PWP Draw Steps
1. Company determines pricing for the Breakout
2. Advisor redrafts Breakout structure utilizing the new Breakout Bid Price
3. Amendment to the Original USA and AMA signed by all parties
4. Amendment delivered to Intermediary to adjust current instructions

PWP Caveats
1. No Investor shall control more than 9.9% of the company common shares at any given time
2. PWP Shares to be held in the Intermediaries name in Certificate form until drawn
3. Neither Investors nor Intermediary shall vote PWP shares until drawn
4. PWP shall in no event be larger than 30% of the total offering share amount
5. PWP shares are added to the end of the offering timeline, current Breakout shares will be drawn first from:
a. Registered Shares
b. 144 Eligible Shares
6. Should the PWP be drawn in the last 6 Breakouts, a registration must be completed to provide free trading shares

The PWP will be funded for the amount of shares described in Figure 5:

Figure 5. (Pricing Workout Pool)

8. Cash Flow Waterfall During Workout:
Capital to Company during the Workout period must be spent in the following order:
i. Expenses, Fees and cash holdback payable
ii. Public and Investor Relations as described in the Use of Proceeds
iii. Debt Service
iv. Use of Proceeds

9. Closing Documents:
Prior to funds deposit, the Due Diligence and Closing Agenda items will be completed ("Closing Agenda" shall be completed following full commitment of this Memorandum of Terms.). The Closing Agenda may include the following items, but may include additional items as Investor(s) or Company counsel calls for:
Offering Documents (USA, AMA and any other necessary documents)
Account Documentation
Official Corporate Resolutions
Corporate Undertaking
Compliance Attorney Undertaking
Attorney Opinion on Corporate Acceptance and Undertaking
Copies of Share Certificates and Opinion Letters

10. Additional Terms:
The company will be in compliance with the following terms prior to and during all Breakouts and through the period of warrant exercise. If such terms are out of compliance, the company agrees it will not have access to the funds in their account until the compliance issue is remedied or a workaround is mutually agreed to with the Investor(s).

i. Anti share consolidation provision whereby the company agrees not to consolidate its issued preferred or common shares without the agreement of the Investor(s) in this offering for a period of 48 months or 12 months following the exercise of the warrants whichever is the shorter time period.

ii. Corporate compliance with applicable jurisdictional regulations.

iii. The Company agrees to provide and maintain full corporate authority evidenced by:
a. Certificate of Good Standing or Proof of Corporate Compliance with State authority.
b. Corporate Undertaking secured by a Corporate Resolution authorizing the issuanceof the shares and acceptance of the offering documents. Such resolution must besuitable to the Intermediary for purposes of share deposit.
c. Proper filings of Corporate Capital Structure alterations such as 14C securitiesfilings, state filings and shareholder votes if required by state regulations orcorporate bylaws.

iv. Company will file and maintain fully reported financials to the proper regulatory agency so as to maintain fully reporting status with the exchange or regulatory authority they are subject to during all Breakout periods and until all Warrants are exercised or expired.

v. Company will at all times be publicly traded on an exchange acceptable to the investor(s), or will upgrade to such exchange as required. Minimum exchange requirements are the US Over the Counter Market by the 13th Breakout.

vi. The Company agrees not to perform any sale, merger or spin-off of more than 5% of the underlying assets (Including Intellectual Property) or revenue base for a period of 1 year following completion of full capital delivery by the Intermediary unless prior written approval has been obtained from the investors.

vii. The Company will be restricted from performing any equity offerings which have, or would have, a negative effect on the valuation of the underlying shares without the approval of the Investor(s). Any offering will be cleared with Investor(s) prior to acceptance. Catwalk Capital, LLC (the Investor(s) "Advisor") will be the arbiter of the impact of any equity offering. As such, the Company must inform and communicate with the Advisor the terms, conditions and covenants of any such offering and await acceptance of terms individually by the Investor(s). Acceptance will not be unreasonably withheld, but the offering must operate in the best interests of value creation.

viii. The management team of the Company will exchange a portion of their Common stock as detailed in Section II.11.B.iii and be issued a Value Added Model (“VAM”) as shown in Figure 6. The VAM will bonus shares on a quarterly basis for performance of corporate valuation. Each series of VAM must be preceded by the fulfillment (Delivery or exercise) of either the completed Breakout or Warrant Series exercise for that VAM disbursement period as detailed in Figure 6. Such bonus pool will be divided as the Company sees fit, but a complete plan will be approved by the Investor(s), and reported to the market. Bonus amounts will be paid quarterly as follows:

(Section II.10.viii Continued)
Figure 6. (Value Added Model)

Underlying Shares and warrants of this Unit Offering will be accompanied by the following in order for Breakouts to start:

ix. The Company understands that Breakouts of capital may only occur if an accepted Registration statement or Attorney opinion letter, suitable to the Intermediaries depository and transfer groups, evidencing the free trading ability of the shares is presented to the Intermediary by the Company, and such registration proxy accompanies the Common Shares converted from the Preferred and underlying Common Shares of the Warrants. Unless an effective Registration or an attorney opinion letter, suitable to the Intermediary and their depositories, is/are available and such status provides sufficient free trading shares to cover the complete offering, a Registration or additional Registrations of the underlying common shares shall commence immediately and must be effective prior to the start of the Breakout the underlying shares are attached to.

x. Company agrees to adhere to the Use of Proceeds schedule as set forth in Section IV.1 during the term of this investment (Full Cash Delivery from the account and full warrant exercise). Quarterly and annual reviews of the use of proceeds, by the corporate accountant and signed by the CFO, would be delivered to the Investor(s) through the Advisor. Any deviance from this UOP schedule would be cleared with the Investor(s), through the Advisor, prior to such deviation. Any such acceptance would be in writing and signed individually by the Investor(s).

Company agrees not use funds from this offering for any of the following items unless previously agreed to and included in the Use of Proceeds in Section IV.1 of this Terms Notification:

i. Leasing vehicles, aircraft or boats for senior management's or consultant's personal use
ii. Legal or G&A not related to corporate operations or public company listing
iii. Management or shareholder loan repayments
iv. Past due salaries or payroll
v. Settlement of legal liabilities
vi. Severance packages
vii. Payment of license fee's or royalties to the Senior Management or Directors

(Section II.10 Continued)

xi. The management team of the Company will be issued 50,000 shares of super voting Series C  Preferred shares. The Attributes of these shares may be found in Exhibit D. These shares will be deposited with the conversion attorney for use in the event the Company defaults on its obligations in this Agreement (See Section IV.8).

11. Business Milestones:
A. These items must be accomplished prior to closing:
i.	MVP Holdings Corp. Acquisition of MVP Partners, Inc.
ii.	MVP Partners Inc. Acquisition of MVP Financial LLC.
iii.	Currensys Acquisition
B. These items would be accomplished prior to Breakout:
i.	Effective S-1 Registration
ii.	15C-211 Public Listing
iii.	Management exchange:
iv.
Louise Perlstein to Exchange 100,000 of her post VAM Common Shares for a Promissory Note with the Company to repay her initial investment into MVP Financial, LLC of $200,000 over 24 months bearing interest at 12% per annum and payable quarterly.

12. Restrictions on Capital Use:
The Company may not use capital of the Company for any of the following purposes during the term of the investment (36 months):
i. Pornography or Prostitution
ii. Human Embryo Abortion or Abortive Support
iii. Child Labor (Those under 14)
iv. Support for Terrorist or Hate Groups either monetarily or by gift of resources
v. Human Trafficking
vi. Slavery
vii. Supplying of Weapons in contravention of International law
viii. To suppress, prohibit or elevate any person or group due to ethnic, religious, racial, sexual or political viewpoints or to support persons or groups in their pursuit of such suppression of other groups

13. Preferred Share Attributes:

Figure 7. (Short Form Preferred Share Attributes, See Exhibit C-D for full Attributes)

14. Registration Expenses:

All expenses incurred in connection with a registration required pursuant to Section II.3, including (without limitation) all registration, filing, qualification, legal, accounting and any other expenses necessary to complete the Registration shall be borne by the Company. The Company shall not be required to pay any underwriters' or brokers' fees, discounts or commissions relating to the Registrable Securities, or the fees or expenses of separate counsel to the Investor(s), unless such expenses were incurred as a result of requests for data or documents by Company counsel or auditors.

Section III. Warrant Funding
Warrants will provide the holder the right to purchase registered free trading Common Shares at the prices and amounts set forth in Figure 6.

Figure 8. (Offering Warrant Rights)

Figure 9. (Offering Warrant Cash)

Individual Investor(s) Warrant Rights will be detailed in the USA. Underlying Common Shares of the Warrants must be free trading prior to release of capital to the Company. The Company will include the Underlying Common Shares in a registration prior to Month 24 following closing. Warrant exercise is at the discretion of the Investor(s). The warrant exercise shall take place through the Intermediary. Upon delivery of both the underlying free trading Common Shares of the Warrants and the Investor(s) cash, the Intermediary will administer closing. Closing shall be the exchange of the cash payable to the Company, for that series of Warrant,  and the Common Shares of the Warrant Series deliverable to the Investor(s). The full exercise instructions will be detailed in the AMA. Warrants would be available for exercise for 48 months following registration or 24 months following finalization of the equity offering whichever is longer.

All Invested Amounts are subject to deductions of expenses and fees (Including legal, accounting, account management, wire, transfer and bank fees) and payments prior to transfer from the Cash Account to the Working Account.
Section IV. Management

1. Use of Proceeds (UOP):
The Company would adhere to the Use of Proceeds set forth in the accompanying file titled "MVP UOP (TM 08.27.10)". The Company has agreed not to use funds from this offering for any purpose not listed in the Use of Proceeds ("UOP") without previous approval from the Investor(s). The Company understands that any such deviation from the UOP may alter the valuation metrics used to evaluate the risk of this offer. Company further agrees that any deviance from this UOP is approved in writing by the Investor(s), through the Advisor, prior to such deviation. Nothing in this document would restrict the Company from utilizing funds not included in the UOP, or received from a separate offering previously approved by the Investor(s), for purposes as the Company sees fit. The UOP may be found in Exhibit E to this document.

2. Communications & Control:
The Securities Sections this offering will utilize for its registration exemption, have certain requirements for offering origination, offering management, document preparation, material notices and Blue Sky administration. The Company wishes to maintain its exemption under these Sections. In order to do so, the Company and its officers, directors and employees agree not to communicate directly with the Investor(s) at any time. Any verbal communications to the Investor(s) may entail unintentional or material representations or disclosures and would therefore be avoided.

The Company understands that the Investor(s) have retained Catwalk Capital, LLC, (the "Advisor") as their Purchase Advisor to perform Due Diligence, opine on the investment opportunity and manage and monitor the investment process. All communications with Intermediary and Investor(s) shall be conducted through the Advisor. The Company may utilize the Advisors online portal in written form as representations to both the Intermediary and the Investor(s). Any discussion of items needed, document delivery or general questions would be directed to Advisor. Advisor would consult to the Investor(s) on the worth of the investment. Any additions, changes or representations which Advisor may request or suggest to Company, if acted upon by Company, would be provided in writing. Company counsel shall opine on any and all agreements. The Company requests that neither the Company nor the Investor(s) communicate verbally to the Intermediary. Any offers, alterations or communications would be presented in writing and any agreements signed by all parties before such offer, alteration or communication is considered accepted or finalized. All communications would be in writing.

3. Expenses and Fees:
The Company understands that:
1.           Advisor will incur expenses for the placement and management of this Investment.
2.           Advisor receives no compensation for expenses incurred to place and manage thisInvestment from the Investors. Any Expenses incurred will be paid by the Companyeither through billings or through the Monthly Service Retainer.
3.           Prior to signing of a Terms Memorandum, Advisor will seek authorization and pre-payment of expenses from the Company for any expenses to be incurred. Customaryexpenses are described in the Expense Guidance delivered with the Application andfurther in Section IV.5 below.
4.           Following Terms Memorandum execution, Advisor will be authorized by Company toincur whatever expenses are customary to complete the Investment. Advisor will relyon the payment of the Monthly Service Retainer to recover any expenses related to theInvestment.
(Section IV.3 Continued)

5.           The Company would represent through its Execution of a Terms Notification that itwould provide Advisor with such Monthly Expense Retainer as described in SectionIV.4 below.
6.           Advisor will include such expense billing amounts within the Monthly Service Retainer.Any amounts over and above the Monthly Service Retainer will be moved to anyupcoming retainer payments. Should the expenses incurred be in excess of the retainerspaid, the excess amount will be repaid by the Company out of their first Breakout of cash.
7.           Company may pay the Monthly Expense Retainer by either: wire, credit card, paypal orcashiers check.Any Personal Checks will be automatically charged a 10% fee forinterest due to the waiting period incurred by Advisors bank. Any credit, wire or othercharges will be paid by the Company and will be added to future Invoices if not already included in the current invoice.
8.           Following execution of this Terms Memorandum and payment of the initial MonthlyService Retainer, Company represents to Advisor that it will continue to provide suchMonthly Service Retainer as described in Section IV.4 below.

4. Post Memorandum of Terms Expenses:
Following Memorandum of Terms execution, and during any time that no cash is being released from the Cash Account up to final cash release for the equity portion of the Investment, the Company will begin providing a Monthly Service Retainer to Advisor as follows:
a.           Month 1                                                      $5,000.00
b.           Additional Months                                   $3,500.00
This retainer will cover the following:
a.           Preparation of the Unit Subscription Agreement
b.           Preparation of the Account Management Agreement
The retainer will not cover the following:
a.           Intermediary Account Setup
b.           Breakup Fee
c.           Breakup Fee Escrow Setup
d.           Compliance Attorney Setup
e.           Portal IT after Closing Document setup

5. Post-Close Expenses:
(These Expenses shall be paid from cash transfers to the Company)
Cash Withholding per Breakout:	$5,000.00
Cash Withholding per Workout:	$1,000.00
Annual Account Fee (Annual):	$3,000.00
Account Service Fee (Annual):	$3,000.00
Price Workout Pool Adjustment:	$1,500.00

Cash withholding of $5,000.00 per month will be withheld from each Workout for ongoing expenses of legal, accounting and bank/wire fees. Should a Breakout have more than 1 Workout, subsequent Workouts will each have $1,000.00 deducted. Should Workout 1 not deliver sufficient capital to cover the $5,000.00 withholding, the Withholding will be extended to subsequent Workouts.

(Section IV.5 Continued)
Additional Standard Expense Rates:
1.	Application Programming hourly:	$ 150.00
2.	Terms Notification Initial Draft:	$ 500.00
3.	Catwalk Staff Time hourly:	$ 150.00
4.	Due Diligence Portal IT hourly:	$ 75.00
5.	Memorandum of Terms Initial Draft:	$ 500.00
6.	Intermediary Account Opening:	$1,500.00
7.	Breakup Fee Escrow Setup:	$ 750.00
8.	Compliance Attorney Setup:	$ 750.00
9.	Legal Document Alteration (hourly):	$ 250.00
10.	Accounting (hourly):	$ 150.00

Travel Expenses: (If Company Requests Advisor to Travel)
1.	Daily Retainer:		$1,500.00
2.	Daily Expense Monies:		$ 300.00
3.	Business Class Air tickets
	a.	Bellingham, WA to destination and back
	b.	No more than 2 stops
4.	Rental car at destination of SUV or luxury class car or
5.	Town car to take to destination or pick up at airport
6.	4 star or better hotel
	a.	No smoking room
	b.	Queen or better bed

6. Memorandum of Terms Break Up:
The Company understands that following Memorandum of Terms signing, that it will:
1.           Cause an Insider or Shareholder (the “Depositing Shareholder”) to deposit (i.) 33,334 Common Shares (the "Breakup Shares") in certificate form with a stock power to allow transfer to Elco Securities, Ltd. (the "Intermediary"), or, (ii.) $50,000 in cash, with the Breakup Attorney in Escrow, either payable in the events stated in 6.4 below.
2.           Should the total shares be in excess of 999,999 shares, multiple Certificates will be issued, no certificate shall be comprised of more than 999,999 shares. The certificate orcertificates will be comprised of restricted securities and will be accompanied by the proper documents required to have the certificate deposited in trust.
3.           The certificate or certificates, will be deposited with an attorney of Advisors choosing under a Breakup Escrow Agreement.
4.           The Shares will be deliverable to Intermediary in the following events:
a.           Company cancels the investment prior to Close, or
b.           Company breaks the exclusivity covenant of the Memorandum of Terms, or
c.           Material discoveries are uncovered in due diligence that were not disclosed by the Company in its Portal upload, and which discoveries adversely affect theInvestor(s) belief that the Company will attain its projected Financial UOP, or
d.           The Company becomes insolvent during the period prior to closing, or
e.           The Company becomes subject to an investigation or suit by a securities agency of a recognized government prior to the close.
5.           Should the Investor(s) cancel the investment for any reason other than those specified in #4 above, the shares will be returned to the Depositing Shareholder (See IV.6.1).
6.           Following close, the Breakup will be returned to the Depositing Shareholder (See IV.6.1).

7. Breakup Following Close:
The Company understands that:
1.           Following Close, there shall be no ability for either the Company or the Investor(s) torescind or cancel the transaction without mutual written agreement of all parties.
2.           Any Breakup following Close will require a negotiated Breakup settlement between theparties. The Company understands that the Investors are not operating jointly, and assuch, each Investor may agree or disagree with such settlement proposal. There will beno pre-agreed Breakup Agreement once Close occurs.
3.           Should a negotiated Breakup of the transaction occur following closing, any suchagreement must provide an allotment to cover costs and expenses of the Advisor.
4.           The Investor(s) are under no obligation to agree to any such Breakup offer unlesssatisfied with the terms of such Breakup settlement.
5.           The Company may not cancel or Breakup the investment by delay or refusal to providedocumentation.
6.           Any public dissemination or filing of documents stating that the transaction has beenbroken up or cancelled without a mutually agreed Breakup must be considered as amaterial untrue statement and would subject the Company to potential regulatory actions.
7.           Any Breakup Settlement Agreement will not be considered as complete until all itemsnecessary to complete such Agreement have been accomplished including shareissuance, registration, delivery of shares to Intermediary and any other items called forin the Settlement Agreement.

8. Compliance by Company:
At close, the Company shall deposit the 50,000 super voting Series C Preferred Shares the management owns with an attorney of the Investor(s) choosing (the "Compliance Attorney") under an escrow. The escrow will be accompanied by stock powers for transfer of the super voting shares to the Compliance Attorney in the event the Compliance Attorney is forced to compel the Company to act should the following circumstances described in 8.1-2 below not be resolved and the Compliance Attorney is forced to take those actions described in 8.3 below:

The Company understands that:
1.           Should the Company be out of compliance with the following:
a.           Failure to file a Registration with the US Securities Exchange Commission("SEC") within the given time period covering the shares described in SectionII.3, or any registration that may be necessary to continue the offeringcontemplated herein, or;
b.           Failure to provide proper documents to deposit certificates attached to thisoffering, or;
c.           Failure to provide legal opinions for shares attached to this offering, or;
d.           Failure of the Company to communicate with the Advisor to resolve issues andmaintain communications, or;
e.           Failure to maintain compliance with requirements set in the USA or AMA, or;
f.           Failure to be a going concern by the filing of a petition for bankruptcy, eithervoluntary or involuntary, or the ceasing of business activity, or;

(Section IV.8 Continued)
2.           Should the Company Institute any of the following:
a.           Attempted cancellation of certificates attached to this offering to force Breakup,or;
b.           Institution of any suits to force a Breakup, or;
c.           Filing of any documents stating that the transaction is canceled or Broken upwhen in fact it is not, or,
d.           Filing of any disclosure notifications or dissemination of any press releasestating that there is a negotiated settlement unless and until all deliveriesnecessary to make such settlement effective have been made, then;
3.           The Compliance Attorney shall Demand the Company come into compliance within 30days. The Company may communicate a plan to the Investor(s) to rectify such situationduring this initial timeline. If the Investors have not agreed to such plan, or issued anextension to the Company, during the 30 day period, with notice to the Compliance Attorney of same, the Compliance Attorney shall:
a.           Take over the super voting privilege, and;
b.           Institute a shareholder vote to:
i.           Force compliance through shareholder directives, or:
ii.           Call for a Shareholder vote to replace the board should the board beobstructionist or if the actions of the board continue to leave theCompany out of compliance, or:
iii.           Bring additional management or replace management as necessary to puta plan in place to force compliance.
c.           Once compliance is reestablished, the super voting power will be passed back toeither, (i.) the original shareholder(s) if such management are still engaged in theirpositions, or (ii.) the board of directors if the management has been replaced.
d.           Any legal expenses in addition to the original Compliance Attorney setup will bepaid by the Company.

9. Exclusivity:
Full execution of this Memorandum of Terms by the Company signifies to the Investor(s) as inducement to enter into such agreement:
1.           The Company will not accept or enter into any other offers of investment which wouldhave an adverse effect on the valuation of the underlying common shares withoutapproval of the Investor(s) to the offering contemplated herein.
2.           The Company will keep this and other investment documents confidential in theirentirety and will not disclose either the documents or the terms thereof to any partywhich is not a party to this investment until such time as the offering is completed. Atwhich time, the Company will limit its disclosure to any public filings which must be made to maintain compliance with applicable Securities regulations.

10. Requested Closing Timeframe:
Day	Item	Prerequisite
1-7	Memorandum of Terms (MT) signing	Due diligence completion
	Initial Monthly Service Retainer	MT signing
	Deposit of Breakup Fee	Memorandum of Terms signing
7-15	Offering document creation (USA)	Breakup Fee Deposit
15-21	Account Management Agreement (AMA)	Offering document preparation
	Account opening	to Final Versions
22-30	Closing	Signed Documents, Share Deposit, Breakup Fee Deposit and legal opinions
45-60	Registration Filing	Close and Conversion of Breakout 1-6

11. Controls:
Funds Management
Investor(s) shall deposit capital with Intermediary and Company shall deliver the Unit securities to Intermediary. At close, funds would be deposited to the Company's Cash Account with the Intermediary. Preferred Shares and Warrants would be transferred to Investor(s) accounts thus closing the transaction. An Account Management Agreement (AMA) would be established to administer the Breakout Cash Amount releases and provide Use of Proceeds oversight. All invested funds would remain in the Cash Account until such time as the instructions contained in the AMA may be carried out. The Investor(s) may not request capital return following close without the agreement of the Company and a Breakup Agreement is enacted. The Company may not request to unwind or alter the transaction, following close, without a Breakup or Alteration Agreement signed by both the Company and the Investor(s). The account would be administered by the Intermediary according to the AMA.

Share Management
A securities attorney of the Investor(s) choosing will be issued power of attorney by the company to manage conversion notifications issued by the Intermediary. The attorney will make any requests to the Transfer Agent for conversion of Preferred Shares to Common Shares directly. The attorney will have full right and authority to order the issue of such shares as are outlined in the final AMA. This right will be in full force and effect unless the attorney is presented with a Amendment or Breakup Agreement signed by both the Investor(s) and the Company altering the original purchase or the account management agreement. The attorney will disregard any communications from the Company or the Investor(s) unless it is a legal agreement signed by all parties. In no event will either the Company or the Investor(s), acting alone, have the right to cancel or force a Breakup of the transaction outside of the instructions provided in the AMA and USA.

Section V. Acceptance of Terms
By issuing this Memorandum of Terms, the Company signifies that it will enter into such offer with the Investor(s). This is an offer to sell securities under these terms by the Company to the Investor(s).

This Memorandum of Terms is good for acceptance for 7 business days after the Issuance Date located on the title page of this document. If at that time, there are not enough committed funds to purchase all the Units being offered, this Memorandum of Terms will become invalid. Upon full commitment of capital, these terms will be implemented into the offering documents (The Unit Subscription Agreement ("USA") and the corresponding Account Management Agreement ("AMA")).

This Securities Offer is made by:

Mr. Steven Perlstein
CEO
MVP Holdings Corp

/s/ Steven Perlstein                                                                                       August 31, 2010
_____________________________________Signed this day of  ____________________

A corporate resolution and any authorization documents necessary for full authorization for signing will be included with this offer.

Exhibit A
Investor Signatures

By signature below, the given Investor signifies their intent to subscribe that number of Units for such amount as is detailed in the name block. Nothing in this document or in the location of signatures signifies any pooling of interest or common share sales agreement among the Investors. Each Investor represents that they are purchasing for their own account and not for the account of others and not with a view to sell or distribute such securities although such Investor will still retain any rights to sell as provided by applicable securities regulation. Further, each Investor(s) certify and herby represent that they are an "Accredited Investor" as defined in the US Securities Act of 1933 under Regulation D, Rule 501 (a copy of which is included in Exhibit F.).

(Each Investor Will Sign a Separate Document)

Exhibit B
Capital Structure

Exhibit C

Preferred Share Attributes
Series A Preferred Share

Issued By:	MVP Holdings Corp 99 John St. #223 New York, NY 10038
Par/Face Value:	$ 0.001
Conversion Price:	$ -
Conversion Rate:	1-100
Conversion Rights:	Voluntary: The holders of shares of this Series of Prefered Stock may convert into common stock at any time upon the written notice of election (the "Conversion Notice") of the holders into such number of fully paid and nonassessable shares of common stock as is determined by multiplying (A) the number of the Shares of this Series of Prefered stock to be converted by (B) the Conversion rate. Automatic: Each share of this Series of Prefered Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of common stock at the Conversion Rate as of, and in all cases subject to, the closing of the earlier to occur of 120 days prior to the expiration of this Prefered Series.
Dividend Payable:	The Company shall deliver Cumulative dividends equal to the "Dividend Percentage" per annum per share when, as and if declared by the Board.
Dividend Percentage:	Any Dividend authorized shall be distributed to this Prefered Series in propotion to the number of underlying Common Shares which this Series of Prefered Shares would convert into.
Anti-Dilution:	No additional Supervoting shares shall be issued unless and until these shares are retired.
Company CALL:	Forced CALL by the Company following Close of the Senior Investment this description is attached to.
CALL Value:	Company CALL is to retire shares, no value attached to the CALL.
Put Rights:	PUT rights back to the Company Due to "Liquidation Event" in Company.
Exemption for Issuance:	Private placement to a limited number of accredited investors pursuant to an exemption from registration under the Regulation D Rule 506 safe harbor for Section 4(2) of the Securities Act of 1933, as amended.
Voting Rights:	Each outstanding share of this Series of Prefered Stock shall be entitled to a number of votes equal to the number of shares of common stock into which such share of Prefered Stock is then convertible.

Preferred Share Attributes Series A Preferred Share

(Continued)

Negative Covenants:	At any time when shares of this Series of Preferred Stock are outstanding, without the written consent or affirmative vote of the holders of a majority of the outstanding shares of this Series of Preferred Stock together as a single class, the Corporation shall not, either directly or indirectly, affect the powers, preferences, or special rights, of this Series of Preferred Stock, or generally engage, directly or indirectly, in capital transactions that negatively affect this Series of Preferred Stock.
Liquidation Preference:	Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a "Liquidation Event"), each holder of outstanding shares of this Series of Preferred Stock shall be entitled to be paid ratably in cash or marketable securities, after payment of any amount due in respect of any senior securities, if any, and before any amount shall be paid or distributed to the holders of junior securities, an amount per share of this Series of Preferred Stock equal to the original issues price, as adjusted for non-capital events, plus all accrued but unpaid dividends, whether or not declared, on such share of Preferred Stock, subject to automatic conversion into common stock if common stock were to receive a greater distribution. The holders of a majority of the outstanding shares of this Series of Preferred Stock may elect to have treated a merger or sale of assets as a Liquidation Event.
Anti-Dilution:	The Conversion Price is subject to adjustment for certain capital and non-capital events, as more specifically provided in the Corporation's certificate of incorporation. Among other things, no adjustment to this Series of Preferred Share's Conversion Price shall be made unless the consideration per share for such Additional Shares of common stock issued or deemed to be issued by the Corporation is less than the Conversion Price of this Series of Preferred Stock in effect on the date of, and immediately prior to, such issue. Additional Shares of common stock shall not include: (1) shares of common stock issued upon conversion of this Series of Preferred Stock; (2) 80,117,897 Shares of Common Stock and or Options therefore issuable to the Corporation's officers, directors, employees, consultants or independent contractors pursuant to an approved plan;"&" (3) the issuance of securities issued pursuant to the acquisition (by merger or otherwise) by the Corporation of all or substantially all of the capital stock of any other entity, provided that such issuance was approved by the Board of Directors; and (4) the issuance of securities pursuant to the Warrant Exercise described in this document.

Exhibit D

Exhibit E
Use of Proceeds

Exhibit F
US Securities Act of 1933, Regulation D, Rule 501

Rule 501 -- Definitions and Terms Used in Regulation D

As used in Regulation D, the following terms shall have the meaning indicated:

A. Accredited investor. Accredited investor shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

1. Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

2. Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

3. Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

4. Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

5. Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

6. Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

7. Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) and

8. Any entity in which all of the equity owners are accredited investors

Exhibit G
Corporate Resolution for this Offer